Exhibit 10.38

Terms of Use - Bitstamp Global Ltd

Acceptance of Terms of Use

By using this website ("Site"), registering for a Bitstamp account ("Account") or using any other services, products, data, content or other material available through the Site ("Services") and provided by Bitstamp Global Ltd ("we", "us", "our"), you ("you, your, or yourself") are agreeing to accept and comply with the terms and conditions of use stated below ("Terms of Use" or "Terms"). You should read the entire Terms of Use carefully before using this Site or any of the Services.

IF YOU DO NOT ACCEPT THE TERMS OF USE AND CONDITIONS OUTLINED BELOW, YOU MAY NOT ACCESS THIS SITE NOR USE THE SERVICES.

These Terms of Use were last updated on March 27, 2024. Bitstamp reserves the right to change, add or remove parts of these Terms at any time and at its sole discretion. You will be notified of any changes in advance through your Account. Upon such notification, it is your responsibility to review the amended Terms. Your continued use of the Site and the Services following the posting of a notice of changes to the Terms signifies that you accept and agree to the changes, and that all subsequent transactions by you will be subject to the amended Terms.

Your registration for an Account (including any use of an electronic means of authentication) and continued use of this Site and/or any of the Services, and these Terms of Use, constitute a binding legal agreement in accordance with the British Virgin Islands Electronic Transactions Act, 2021.

About Bitstamp and the Services

Bitstamp Global Ltd registered with the Registrar of Corporate Affairs in the British Virgin Islands with the registration number 2086429 and with registered office at Floor

The Services allow registered users of the Services ("Members") to:

- Buy or sell Virtual Assets and Digital Assets from or to other Members in exchange for other Virtual Assets or Digital Assets, or for fiat currency;
- Custody Virtual Assets and Digital Assets listed on the Site and enter into arrangement with a third-party sub-custodian;
- Withdraw any fiat currency balance held in your Account;
- Transfer Virtual Assets and Digital Assets to a wallet or to other users of such Virtual Assets and Digital Assets outside the Site; and
- Access and use the Ripple protocol.

General Terms to the Site

Depending on your country of residence, incorporation or registered office, you may not be able to use all the functions of the Site or Services. It is your responsibility to follow the rules and laws in your country of residence and/or country from which you access this Site and the Services. As long as you agree to and comply with these Terms of Use, Bitstamp grants you the personal, non-exclusive, non-transferable, non-sublicensable and limited right to enter and use the Site and the Services.

You acknowledge that Bitstamp may not be permitted to actively solicit business from individuals or entities located in jurisdictions where our services are not authorized or regulated. Accordingly, you represent and warrant that (1) you chose to enter and use the Site and the Services on you own initiative and/or (2) any Transaction that you initiate on the Site is the result of your own initiative, and not the result of our solicitation or promotion of our Services.

All our Services are provided without warranty of any kind, either express or implied, and, in particular, without implied warranties of merchantability and fitness for a particular purpose. We do not guarantee that the Services as well as the Site will be available 100% of the time to meet your needs. We will strive to provide you with the Services as soon as possible, but there are no guarantees that access will not be interrupted or that there will be no delays, failures, errors, omissions or loss of transmitted information.

We will use reasonable endeavours to ensure that the Services and the Site can be accessed by you in accordance with the present Terms of Use. However, we may suspend the use of the Site and Services for maintenance and will make reasonable efforts to give you a prior notice of this. You acknowledge in this context that this may not be possible in case of an emergency, and accept the risks associated with the

Your Bitstamp Account

Opening of your Account

By opening an Account, you expressly represent and warrant:

- That you have accepted you are legally bound by these Terms of Use;
- If you are an individual, that you are at least 18 years of age;
- If you are a legal entity or acting in the name of a legal entity, that you are duly authorised to act on behalf and in the name of the legal entity, and bind the latter validly;
- That you have the full capacity to accept these Terms of Use, either in your own name or in the name and on behalf of the legal entity you represent, and enter into transactions involving Virtual Assets and other Digital Assets; and
- That you acknowledge and agree that all information provided, communicated, and exchanged with you, including but not limited to any contractual information, disclaimers, marketing actions and customer support, is conducted in English and that you expressly renounce to any other language.

How We Verify Your Account

The creation and use of your Account are subject to verifications, as required by statutory and regulatory obligations incumbent on us. You agree to provide us with the information we request for the purposes of identity verification, compliance with know-your-customer rules, as well as detection of money laundering, terrorism financing, fraud or any other financial crime. The requested information may include Personal Data (please refer to our Privacy Policy). By providing us with the information we request, you confirm that it is true and accurate, and agree to inform us in case of change concerning such information. Your Account will be blocked until we are satisfied with the information you have provided and determine in our sole discretion that it is sufficient to validate your Account. In the meantime, you will not be allowed to terminate your Account or request the deletion of the Personal Data processed in the course of verification operations.

We expressly reserve the right to cancel and/or terminate Accounts that have not been verified by the Member despite efforts made in good faith by us to contact you to obtain such verification ("Unverified Accounts"). All Unverified Accounts which have been inactive for a period of 6 months or more are further subject to transfer to a third-party escrow (the "Unverified Escrow"), and will no longer be maintained or

contact each Unverified Account owner and, after suitable effort and time has been expended, we may be required to convert the residual Virtual Assets or other Digital Assets into fiat and send it to a national authority responsible for the safekeeping of such funds

Funding Your Account

You may fund your Account via wire deposit.

Wire

If you have chosen to fund your Account via wire deposits, funds from a wire deposit will be made available for trading on your Account as soon as they are settled. Please note that the deposit settlement times are subject to bank holidays, the processes of partner banks and the processes of your bank. In addition to that, deposit settlement times may be delayed because of any technical issues.

We do not accept fiat currency deposits from third-party bank accounts. The name on your linked bank account must match the name verified on your Bitstamp Account. If a wire transfer is received from a third-party bank account, we will reject and return the wire immediately.

Your Account, once funded, does not and will not earn interest.

Placing an Electronic Purchase

If you are an individual, you can perform an instant Purchase Transaction using your credit or debit card ("Card Purchase"), Google Pay, Apple Pay, or other valid form of payment available on the platform (each a "Valid Payment Method"). The availability of Apple Pay or Google Pay (applicable to credit or debit cards issued by Visa or Mastercard only) depends on your device and your place or residence. For more information on the availability of Apple Pay see https://www.apple.com/apple-pay/, or https://pay.google.com/ for Google Pay. The Fees we charge to process instant Purchase Transactions are detailed in our Fee Schedule. We will withhold any Virtual Assets and/or Digital Assets bought using a Valid Payment Method from withdrawal for up to fourteen (14) days from the initiation of the Valid Payment Method. After that period, this restriction will be lifted and withdrawals will be re-enabled.

When making a Card Purchase on our website or mobile app, your card data is automatically stored by our card payment service provider via a tokenization process. This means that a sensitive data element (PAN-card number) is substituted with a non-

a credit or debit card held in your name.

Our appointed payment services provider may save and store payment information, such as credit card or debit card numbers and card expiration dates, entered by you on our website when you make a Card Purchase. Such stored payment information may be used as your default payment method for further Card Purchases on our website or mobile app. At any time, you can delete your card information or enter new card information. If your card has expired, the payment information relating to that particular card will not be stored anymore by our payment service provider and you will be prompted to indicate your new card information the next time you want to proceed with a Card Purchase. You are responsible for maintaining your card information up-to-date and accurate. You consent to Bitstamp updating such stored information from time to time based on information provided by you, your bank or other payments services providers. You will only provide information about payment methods that you are authorized to use.

If you have any questions on how to make a Card Purchase, see our FAQ page.

Recurring Buy and Recurring Sell

If you are an individual, you can set up recurring buys or sells to periodically buy or sell Virtual Assets or Digital Assets, in the amounts and at the frequency that you choose, either by performing an instant Purchase Transaction using your Account balance or a Valid Payment Method as made available by Bitstamp for recurring buy transactions ("Recurring Buy"); or by selling Virtual Assets or Digital Assets using your Account balance ("Recurring Sell"). You can manage your Recurring Buy and Recurring Sell in your Account, under Account Settings, "Recurring Buy/Sell" section.

When setting up a Recurring Buy or Recurring Sell, you will be asked to:

- For Recurring Buy: choose the fiat currency and amount that will be used for payment, specify the Virtual Assets or Digital Assets you wish to buy, select the payment method, and indicate the frequency (daily, weekly, every other week, or monthly), which includes specifying the particular day of the week or month when the Recurring Buy shall occur;
- For Recurring Sell: choose the Virtual Assets or Digital Assets and/or amount that you wish to sell, specify the fiat currency and/or amount for which the Virtual Assets or Digital Assets will be sold, and indicate the frequency (daily, weekly, every other week, or monthly), which includes specifying the particular day of the week or month when the Recurring Sell shall occur.

quote and initiate the execution of the first transaction, and you will authorize Bitstamp to initiate and execute your next recurring transactions on your behalf, against your designated Valid Payment Method or Account balance, in the amounts and at the frequency you indicated in your Recurring Buy or Recurring Sell setup.

The price quote shown in the user interface at the time of setting up the Recurring Buy or Recurring Sell will be valid for the initial transaction only, and not for your future recurring transactions. Due to the inherent price fluctuations of Virtual Assets and Digital Assets, the quoted price for your future recurring transactions shall be determined at the time of each respective transaction, it will not be displayed at the time of setting up the Recurring Buy or Recurring Sell and will differ from the quote provided for your initial transaction. The timing of your subsequent recurring transactions will generally align with the time when you set up your Recurring Buy or Recurring Sell. If, at the scheduled time, a transaction cannot be executed, Bitstamp will make a subsequent attempt to execute the transaction within 24 hours. If the transaction remains non-executable after this attempt, it will be rejected, and you will be promptly notified of the outcome via email. In the event of asset delisting, Bitstamp reserves the right to cancel the Recurring Buy or Recurring Sell setup and you will be notified of such event via email.

Your first transaction will occur immediately upon confirming your request, and your next recurring transactions will occur at the frequency you selected during your Recurring Buy or Recurring Sell setup. If you specified a day of the week or month for the Recurring Buy or Recurring Sell to occur after the initial set up date, the first scheduled transaction will be skipped, as the first transaction is considered fulfilled upon your confirmation of the Recurring Buy or Recurring Sell setup. For example, if you set up Recurring Payments on 1st January with a scheduled occurrence on the 10th of each month, your first transaction will occur on 1st January, and the subsequent one will occur on 10th February. If you specified the Recurring Buy or Recurring Sell to occur on the 29th, 30th or 31st of a month, the recurring transaction will occur on the actual last day of the month, as applicable.

It is your responsibility to ensure that sufficient funds are available to cover your recurring transactions, and that the payment details are accurate and up-to-date at all times. If Bitstamp is not able to collect the required funds to complete a recurring transaction, including instances of failed Card Purchases, that recurring transaction will not be processed, and Bitstamp reserves the right to cancel your Recurring Buy or Recurring Sell setup should this occur for consecutive recurring periods. You will be notified of the unsuccessful transaction and/or the cancellation of the Recurring Buy or Recurring Sell setup via email. You should regularly review the status of your Recurring Buy and Recurring Sell in your Account. Bitstamp has no responsibility

You may cancel your active Recurring Buy and Recurring Sell setup in your Account, under Account Settings, "Recurring Buy/Sell" section, at any time with no charge, penalty or fee. If you cancel a Recurring Buy or Recurring Sell setup during the transaction execution time, the transaction scheduled for that time interval will be executed, and the cancellation will be effective for the subsequent scheduled transactions. Bitstamp reserves the right to suspend or cancel your individual recurring transactions and/or Recurring Buy or Recurring Sell setup at any time without notice and Bitstamp has no obligation to allow you to reinstate a buy or sell order at the same price or on the same terms as the unsuccessful transaction.

Refund Policy

All sales and purchases of Virtual Assets and other Digital Assets done with any payment method are final. We do not accept any returns or provide refunds for your purchase of Virtual Assets or any other Digital Assets from Bitstamp, except for the cases provided in these Terms of Use.

In the event the exchange of fiat currency to Virtual Assets or other Digital Assets is not processed because of any technical issues or high price volatility during the card purchase procedure, Bitstamp will credit the Member's account with fiat currency.

Maintaining Your Account

Keep Your Information Up-to-Date

We are vigilant in maintaining the security of our Site and the Services. By registering with us, you agree to provide Bitstamp with current, accurate and complete information about yourself, including, for legal entities, information on directors, key personnel and beneficial owners, as well as company resolution to open the Account, as prompted by the registration process, and to keep such information updated. If you are an individual, you further agree that you will not use any Account other than your own or access the Account of any other Member at any time or assist others in obtaining unauthorised access.

The creation or use of Accounts without obtaining our prior express permission will result in the immediate suspension of all said Accounts, as well as all pending purchase/sale offers. Any attempt to do so or to assist others (Members or otherwise), or the distribution of instructions, software or tools for that purpose, will result in the Accounts of such Members being terminated. Termination is not the

Maintain the Confidentiality of Your Account Information

You are also responsible for maintaining the confidentiality of your Account information, including your password, safeguarding your own Virtual Assets and Digital Assets, and all activity including Transactions that are posted to your Account (including all Instructions to Bitstamp). Any actions on the Site, transactions, orders, Instructions and operations initiated from your Account or using your password are (1) considered to have been made by you and (2) irrevocable once validated using your password or made through your Account. If there is suspicious activity related to your Account, we may, but are not obligated to, request additional information from you, including authenticating documents, and freeze any transactions pending our review. You are obligated to comply with these security requests or accept the termination of your Account. You are required to notify Bitstamp immediately of any unauthorised use of your Account or password, or any other breach of security, by email to support@bitstamp.net . Any Member who violates these rules may be terminated, and thereafter held liable for losses incurred by Bitstamp or any user of the Site and Services.

You acknowledge that you will only credit your Bitstamp Account from a bank account that is in your own name and that you will instruct payments from your Bitstamp Account only to a bank account that is in your own name.

We reserve the right to cancel transfers which are made by or sent to third parties.

Keep Your Virtual and Digital Assets Safe

By agreeing to these Terms, you agree to the holding and custody of your Digital Assets and Virtual Assets on the terms set out below. Where we hold any rights to or interests in or in relation to your Virtual Assets or Digital Assets, we will hold these on trust for you so that you remain the ultimate beneficial owner of those rights and interests. By agreeing to these terms you are agreeing to our holding these on trust for you. We will hold any such rights or interests for you separately from our own assets, with the aim of ensuring that they are protected in the event of our insolvency. Further details on the trust arrangement are set out in the Trust Appendix.

Our role is limited to providing you with a platform via the Services under which we act solely as a service provider, and in accordance with your Instructions for the management and transfer of Virtual Assets and other Digital Assets.

In relation to the custody of your Virtual Assets or other Digital Assets, we are acting as custodian of your Virtual Assets or other Digital Assets. Under this service, we are

you accept to solely bear the risks affecting our sub-custodians or the Virtual Assets or other Digital Assets held with them.

Where you Instruct us to arrange for any Virtual Assets or other Digital Assets owned by you (including any bought on your behalf) to be held until we receive further Instruction from you to sell or transfer them (with any deposit of Digital Assets and/or Virtual Assets being deemed to be such an Instruction), we will provide you with custody services.

You expressly agree and accept that we may appoint sub-custodians to hold your Virtual Assets or other Digital Assets. Whilst we act with reasonable care in selecting such sub-custodians, a list of which is available here, we do not accept any liability towards you in case of any event affecting Virtual Assets or other Digital Assets at the level of the sub-custodians and/or in case of their inability to satisfy any of their obligations, whether such events or inability is due to force majeure or not. You accept to solely bear the risks of any such events and/or such inability. You accept that your Virtual Assets or other Digital Assets will be held in omnibus accounts held by us with sub-custodians. Your Virtual Assets and Digital Assets may be pooled with Virtual Assets and Digital Assets belonging to our other Members. However, we will keep such Virtual Assets and Digital Assets separate from our own assets. If for any reason it is possible to retrieve only part of the Virtual Assets or other Digital Assets held in the omnibus account, you accept to share the loss proportionately to your share in the Virtual Assets or other Digital Assets held in the omnibus account.

Given the specific nature of Virtual Assets or other Digital Assets, the custody of such assets consists in storing and keeping confidential private keys in respect of such Virtual Assets or other Digital Assets. We do not normally expect to have or acquire any rights, title or interest in any Virtual Assets or other Digital Assets that are held on your behalf by the sub-custodian(s). If for any reason we do acquire or hold any such rights, title or interest in the relevant Virtual Assets or Digital Assets, we agree to hold such rights, title or interest on trust for you and will deal with them in accordance with your Instructions. We will also keep any such rights, title or interest separate from our own assets.

Where we have appointed a sub-custodian(s), underlying rights of ownership, title or other interests in respect of Virtual Assets or Digital Assets may be held by the relevant sub-custodian(s) and you acknowledge and agree that any rights to or interests in or in relation to such Virtual Assets or Digital Assets that you hold, or that we hold on your behalf, may be limited to rights against the relevant sub-custodian(s). In such circumstances, we will hold any such rights on trust for you, separately from our own assets, and shall exercise such rights in accordance with your Instructions. This means that at all times you will remain the beneficial owner of any rights that we hold against the sub-custodian(s) in respect of your Virtual Assets or Digital Assets.

- transfer the Virtual Assets or other Digital Assets to a wallet which is not held with us (including but not limited to a private wallet or a wallet held with a third-party provider) as instructed by you; or
- sell the Virtual Assets or other Digital Assets and transfer the proceeds of such sale in fiat currency to you in accordance with your instructions.

We may at our sole discretion select the way in which we satisfy our duty of restitution.

In order for us to manage the Site and provide the Services, you appoint Bitstamp as your agent with a perpetual but revocable (in the event of Account termination) agency authority to act as your agent for the following tasks:

- Access and/or transfer Virtual Assets or other Digital Assets as required for the operation of the Site and provision of the Services;
- Transfer Virtual Assets and Digital Assets to a wallet or to other users of such Virtual Assets and Digital Assets outside the Site;
- Otherwise, unless specified otherwise herein act on your instructions in respect of any Virtual Assets or other Digital Assets, including in respect of:
  - Any buying or selling of Virtual Assets or other Digital Assets;
  - The accessing or transferring of Virtual Assets or other Digital Assets between wallets; and/or
  - Any other purpose or action as instructed by you.

By agreeing to these Terms of Use you acknowledge and agree that in doing so, you instruct us on an ongoing basis to undertake all of the above-mentioned actions on your behalf. You can revoke this ongoing Instruction by closing your Account, in which case it will lapse only when your Account is closed.

We reserve the right to take any of the following actions at any time:

- Freezing of Ripple accounts in accordance with Ripple Labs policy
- Termination of our relationship with you and/or your Account;
- Suspension of our relationship with you and/or your Account;
- Prohibiting wash trading and other activities;
- Requiring minimum trade sizes;
- Blocking or freezing Accounts in certain circumstances;
- Applying service downtime and unavailability restrictions;
- Complying with enforcement-agency orders or regulatory actions, which may include converting any Virtual Assets or other Digital Assets in your Account to fiat currency, if required;
- Offsetting any outstanding obligation you have to Bitstamp, which may include the sale of any Virtual Assets or other Digital Assets in order to cover the outstanding

Keep Your Fiat Currency Safe

When you hold fiat currency in your Account, we do not hold that fiat currency ourselves but fiat currency is deposited in separate accounts segregated from our corporate funds with one or more Banking Providers. The fiat currency held at Banking Providers is held by us on trust for your benefit. This means that you remain absolutely beneficially entitled to the rights we have with respect to the fiat currency held with Banking Providers. By entering into these Terms, you hereby acknowledge and agree that your fiat currency will be held on trust for you in one or more trusts as described in these Terms. Please see the Trust Appendix for further details on the trust(s) in which you are agreeing to participate by entering into these Terms.

When we hold your fiat currency with Banking Providers, you acknowledge and agree that your fiat currency will be commingled with fiat currency deposited by or otherwise held by us on behalf of other Members, and each of you shall have a pro rata entitlement to the fiat currency held in the account(s) with the relevant Banking Provider(s) where your fiat currency is held. We use different Banking Providers depending on the currency in which you deposit and hold funds. You hereby acknowledge that your fiat currency is not held only at the Banking Provider at which you deposit your fiat currency and fund your Account but may be distributed by us across several different Banking Providers. We use multiple different Banking Providers in order to achieve diversification and reduce the exposure and risks posed to you by the insolvency of any single Banking Provider. Your entitlement under the trust arrangements is to a pro rata share in the rights to the fiat currency that we hold for our Members in the relevant currency at a particular Banking Provider or Banking Providers. For the avoidance of doubt, you will have no rights to or interest in any Banking Provider account that we hold on behalf of our Members which holds funds in currencies other than the currency or currencies that you have chosen to hold.

The intention behind the trust arrangements is that your fiat currency should be protected in the event of our insolvency and can be returned to you. You should however carefully read the Risks section below and the Trust Appendix which sets out further information on and terms applicable to the trust(s) over your fiat currency.

Although we will use reasonable care in selecting the Banking Providers, we cannot protect your fiat currency from the insolvency of any Banking Provider where we hold your fiat currency. You acknowledge and agree that in the event of a Banking Provider's insolvency, we shall not be liable to you in respect of any losses that you suffer as a result of such Banking Provider insolvency. You will share pro rata in any losses caused by the Banking Provider's insolvency with all other Members who hold fiat currency denominated in the same currency at the insolvent Banking Provider (according to our internal books and records). In the event of the insolvency of a

compensation scheme. Where we determine that it is possible and feasible to do so, we may be able to assist you in bringing any such claim for compensation. You should note that some Banking Providers may not be covered by guarantee or compensation schemes and whether or not you are able to make a claim under such a scheme will depend on the overall circumstances, including your personal circumstances. A further explanation of what might happen in these circumstances is set out in the Trust Appendix.

Your rights in respect of fiat currency are further described in the declaration of trust and the accompanying terms applicable to the trust(s) contained in the Trust Appendix. It is therefore important that you read the Trust Appendix carefully.

Our Fees

We charge Fees for our Services. Fees are described and available in our Fee Schedule. We reserve the right to change our Fees at any time and at our sole discretion. You will be notified of any changes in advance through your Account or email. Upon such notification, it is your responsibility to review the amended Fee Schedule. Your continued use of the Site following the posting of a notice of Fee changes signifies that you accept and agree to the changes.

We will not charge you any fees other than the Fees set out in the Fee Schedule. We may not use Digital Assets and/or Virtual Assets in any way to generate revenue other than in connection with the charging of Fees as set out in the Fee Schedule.

Subject to applicable laws and regulations and as determined by us in our sole discretion, we reserve the right to offer negotiated fee schedules, discounts, or other incentives to certain customers which may not be available to all customers.

By using certain parts of the Services, you acknowledge that Bitstamp or an affiliate of Bitstamp may be a counterparty in a transaction and thus act as a principal. Bitstamp may charge a spread that is already included in the received quote, whereby you acknowledge that the purchase quote may not be the same as the sell quote at any given time due to added spread. The quote may display a value approximation of the quoted amount and may not represent a guaranteed value, whereby such condition will be disclosed at the stage of quote confirmation. By confirming the transaction, you accept the quote, whereby the quote may be guaranteed, or it may display an approximation value and you acknowledge that the final amount may deviate from the displayed quote. Bitstamp reserves the right to suspend a quote at its sole discretion.

You may close your Account at any time.

You may terminate this agreement with Bitstamp and close your Account at any time here, following settlement of any pending Transactions.

We may close or suspend or freeze your Account on notice.

We may, by giving notice, at our sole discretion:

- Limit, suspend or terminate your access to the Service, the Site and/or to your Account;
- Prohibit access to the Site and its content, services and tools;
- Delay or remove hosted content; and
- Take technical and legal steps to keep Members off the Site if we suspect that they are creating problems or possible legal liabilities, infringing the intellectual property rights of third parties, or acting inconsistently with the letter or spirit of these Terms.

Additionally, we may, in appropriate circumstances and at our discretion, suspend or terminate Accounts of Members for any reason, including without limitation:

- Attempts to gain unauthorised access to the Site or another Member's account or providing assistance to others attempting to do so;
- Overcoming software security features limiting use of or protecting any content;
- Usage of the Service to perform illegal activities such as money laundering, illegal gambling operations, financing terrorism, or other criminal activities;
- Violations of these Terms of Use;
- A failure to pay or a fraudulent payment for Transactions;
- Unexpected operational difficulties; or
- Upon the request of law enforcement or other government agencies.

The suspension or escrow of an Account shall not affect the payment of Fees due for past Transactions.

If your Account has been suspended or frozen, and we subsequently decide to close your account, we may not be able to close your Account until we have completed our enquiries. In some cases, this process can take several weeks to complete.

Following account termination, unless restricted from doing so for regulatory reasons, we remit any balances in your account to your bank account. You are required to send details of a valid bank account to allow for the transfer of any currencies credited to your Account. This bank account must be held by you. To enable us to do so, we will perform a conversion of your Virtual Assets or other Digital Assets into fiat currency at

time when conversion takes place.

We also reserve the right, but not the obligation, to remit any Virtual Assets or other Digital Assets to an external wallet held by you. Where we have agreed to transfer any Virtual Assets or Digital Assets to an external wallet held by you, you are required to send us an external wallet address held by you.

We reserve the right to validate the ownership of your bank account and/or an external wallet address held by you. We do not provide any assurances as to when the repayment or transfer will be completed.

We will arrange to send you the credit balance of your Account; however, in certain circumstances a number of intermediaries may be involved in an international payment and these or the beneficiary bank may deduct charges. We will make all reasonable efforts to ensure that such charges are disclosed to you prior to sending your payment; however, where they cannot be avoided, you acknowledge that these charges cannot always be calculated in advance, and that you agree to be responsible for such charges.

Upon Account closure, any amount less than 25 USD/EUR in value will not be returned.

We reserve the right to not convert Virtual Assets or other Digital Assets into fiat and to return them to a Wallet that belongs to the Member.

We similarly reserve the right to freeze Ripple accounts in accordance with the Ripple Labs policy, which took effect on 15 September 2014. Please see the explanation provided by Ripple Labs below:

The freeze protocol extension gives gateways the ability to 1) globally freeze all their issued funds or 2) freeze funds issued to a specific user. Frozen funds may only be sent back to the issuing gateway. The global freeze feature allows a gateway to freeze all balances it issues. The gateway may still issue payments. Accounts holding frozen balances may return the funds to the gateway. This feature is useful for migrating users from one account to another and to safeguard users in the event that the gateway account is compromised. The individual freeze is primarily intended for compliance with regulatory requirements, which may vary from one jurisdiction to another. It also allows gateways to freeze individual accounts issuances in order to investigate suspicious activity. These features allow gateways to better operate in compliance with laws and regulations.

For the avoidance of doubt, any action taken by Bitstamp to suspend, delay, cancel or freeze any instructions and/or to suspend your Account will not affect your rights, title or interest in respect of your Virtual Assets and other Digital Assets which are held by a

Trading with Bitstamp

Risks

The trading of goods and products, real or virtual, as well as virtual currencies involves significant risk (click here for more information). Prices can and do fluctuate on any given day. Such price fluctuations may increase or decrease the value of your assets at any given moment. Any currency – virtual or not – may be subject to large swings in value and may even become worthless. There is an inherent risk that losses will occur as a result of buying, selling or trading anything on a market.

Virtual Asset and Digital Asset trading also has special risks not generally shared with official currencies, goods or commodities in a market. Unlike most currencies, which are backed by governments or other legal entities, or by commodities such as gold or silver, Virtual Assets and Digital Assets are a unique type of asset, backed by technology and trust. There is no central bank that can issue more cryptocurrency or take corrective measures to protect the value of Virtual Assets and Digital Assets in a crisis.

Instead, Virtual Assets and Digital Assets are an as-yet autonomous and largely unregulated global system of cryptocurrency firms and individuals. Traders put their trust in a digital, decentralised and partially anonymous system that relies on peer-to-peer networking and cryptography to maintain its integrity.

The trading of Virtual Assets and Digital Assets is often susceptible to irrational (or rational) bubbles or loss of confidence, which could collapse demand relative to supply. For example, confidence in Virtual Assets and Digital Assets might collapse because of unexpected changes imposed by software developers or others, a government crackdown, the creation of superior competing alternative currencies, or a deflationary or inflationary spiral. Confidence might also collapse because of technical problems: if the anonymity of the system is compromised, if money is lost or stolen, or if hackers or governments are able to prevent any transactions from settling.

There may be additional risks that we have not foreseen or identified in our Terms of Use.

You should carefully assess whether your financial situation and tolerance for risk is suitable for buying, selling or trading Virtual Assets or Digital Assets.

exchange or provide any services in connection with Virtual Assets or Digital Assets. Your fiat currency will be held in account(s) at our Banking Providers in the name of Bitstamp together with fiat currency deposited by or otherwise held by us on behalf of other Members. Where possible in a relevant jurisdiction which recognises the concept of a trust and/or client account, we will notify the relevant Banking Provider that the bank account is a client account in which we hold fiat currency on behalf of Members and/or subject to the terms of a trust. You will, in any event, remain the beneficial owner of the rights to fiat currency that we hold on your behalf with our Banking Providers and will remain absolutely beneficially entitled to the rights we have with respect to that fiat currency to the fullest extent permissible under applicable laws. We will maintain detailed records of all fiat currency held on behalf of Members. Whilst your fiat currency is subject to the terms of a trust and Bitstamp uses reasonable care in the appointment of its Banking Providers, in the event of a Banking Provider becoming insolvent or entering into an insolvency process in a relevant jurisdiction, Bitstamp may have only an unsecured claim against the Banking Provider, and Members' fiat currency balances may be at risk subject to any protections provided at law in the relevant jurisdiction. It is possible that you may be entitled to claim compensation from a relevant deposit guarantee or compensation scheme in respect of any losses arising from such Banking Provider's insolvency, depending on the circumstances, the Banking Provider, your eligibility and the terms of any such compensation or guarantee scheme. We cannot guarantee that you will be able to claim compensation.

The terms of the trust are designed to protect your rights with respect to your fiat currency, including in the event of our insolvency or default. In such circumstances, although your fiat currency should be treated separately from our own assets and ring-fenced for return to you, we cannot guarantee that you will get back the full amount of your fiat currency held through us. A shortfall could arise, for example, by reason of fees that are found to be payable to any officeholder appointed in the event of our insolvency or other expenses of the insolvency process, or other amounts payable by order of the court, or where a Banking Provider fails to release your fiat currency. It is possible that the trust which protects your fiat currency would not be recognised as valid in jurisdictions outside British Virgin Islands where Banking Providers may be located from time to time, which could result in a shortfall on the fiat currency available to be returned to you. You should also note that there could be a delay in the return of your fiat currency in the event of our insolvency or default. You acknowledge and agree that whilst we endeavour where possible to mitigate the risks posed by Banking Provider insolvencies by holding fiat currency with multiple different Banking Providers, you may share pro rata in any shortfall with other Members in respect of the portion of your fiat currency held with the insolvent Banking Provider. It is possible that in the event of our insolvency, multiple different currency accounts could be pooled together by an insolvency officeholder or by

will not be protected by the BVI Financial Services Compensation Scheme or other applicable compensation or deposit guarantee schemes in the event that you suffer losses arising from our insolvency or default.

We engage with third-party custody providers in order to hold Virtual Assets and Digital Assets on your behalf as sub-custodians of Bitstamp. Your Virtual Assets and Digital Assets will be held on your behalf in a wallet in the name of Bitstamp together with other Members' Virtual Assets and/or Digital Assets. They may also from time to time be held in the wallet together with Bitstamp's Virtual Assets and/or Digital Assets which reflect Bitstamp's fees, but which are recorded on Bitstamp's ledger as belonging to Bitstamp, and which you instruct Bitstamp to collect by withdrawing them from the wallet. We will maintain detailed records of all Virtual Assets and Digital Assets which Members hold with sub-custodians appointed by us.

As set out above, Bitstamp will act only on your Instructions in respect of Virtual Assets and Digital Assets, and does not otherwise acquire any right, title or interest in them. Whilst Bitstamp uses reasonable care in the appointment of sub-custodians, in the event of a third-party custodian becoming insolvent or entering into an insolvency process in a relevant jurisdiction, you may have only an unsecured claim against the sub-custodian, and Members' Virtual Assets or Digital Assets may be at risk subject to any protections provided at law in the relevant jurisdiction. The same risks exist in case the sub-custodian is for any other reason not able to meet its obligations towards you or us.

Risks related to Fraud and Scams.

At Bitstamp, we strive to provide our customers with the highest levels of Account and trading safety. As fraudsters and scammers do not avoid trading platforms, our approach is to raise awareness among our customers about common fraudulent practices and offer suggestions on how to avoid being defrauded. For more information about common fraudulent practices and tips for recognizing and avoiding scams, see our FAQ page and Blog post.

Before you engage in using our Services and by confirming these Terms of Use, you agree and acknowledge that:

a) Bitstamp will not be responsible for any loss or damage suffered by you, due to any illicit or fraudulent activity of third parties - you are solely responsible for your behavior and usage of your Account;
b) Bitstamp operates giveaways, official promotions and referral programs only through Bitstamp-owned channels, e.g. the Site;

d) Bitstamp will never call you unexpectedly and without prior notice, regardless of cause or reason;
e) Bitstamp will never ask you to disclose any of your sensitive authentication credentials, regardless of cause or reason, and will never demand remote access to your device or advise you to change your security settings;
f) Your Account credentials should be solely used by you and you shall not disclose your login credentials to any third person or entity. You will ensure that the email and phone number which you used for registering a Bitstamp Account will be exclusively operated and kept in private by you;
g) You will set the 2-factor authentication solely on the devices which are possessed and controlled exclusively by you and you will not permit anybody to access or use the devices you use for the 2-factor authentication;
h) Any attempt of providing instructions to any person (Members or third party), or distribution of instructions, software or tools, related to onboarding process, operating of the Account and security measures, regardless of purpose, may result in the Accounts of both the defaulting and affected Members being terminated, at the sole discretion of Bitstamp.

Our Approach to Forks or Airdrops in Virtual Assets

Bitstamp has no control over the software protocols which govern or constitute the framework of Virtual Assets or other Digital Assets. Therefore, Bitstamp assumes no responsibility for the update or any modification of the underlying protocols, and Bitstamp is not able to guarantee their functionality, security or availability.

By accepting the present Terms of Use, you acknowledge and accept the risk that underlying software protocols relating to any of the virtual currencies available on the Site are likely to be subject to sudden changes in operating rules (hereafter “fork”) or distribution of Virtual Asset event (“airdrops”), and such forks or airdrops may materially affect the value, function and/or the name of the virtual currencies that are exchanged or acquired through the Site.

Bitstamp will use reasonable endeavours to provide you with notice of forks or airdrops by publishing such a notice on the Site, including, to the extent possible, whether Bitstamp intends to support airdrops, either or both branches of a fork, and you agree that you will read such notices in order to make a decision in that respect. However, we have no obligations to support any specific forks, airdrops or similar distribution events.

It is your responsibility to make yourself aware of, and consider how to deal with, upcoming forks or airdrops, including whether to give us Instructions for the withdrawal of the balance of any Virtual Assets or other Digital Assets. In the event of a

Bitstamp may in its reasonable discretion, decline to support either or both branches of a fork or an airdrop.

You acknowledge that third-party custodian-service providers may operate fork or airdrop policies and, under their terms, may not be obliged (or able) to support all or any forks or airdrops. You should ensure you check their fork or airdrop policies regularly and whenever you become aware of a forthcoming fork or airdrop. Notwithstanding that a third-party custodian-service provider may support a particular cryptocurrency, including a fork or airdrop, this will not oblige Bitstamp to support that cryptocurrency, airdrop or fork.

In the event of a fork or an airdrop which affects Virtual Assets or other Digital Assets held pursuant to these Terms of Use, and which is unsupported by Bitstamp:

- We will not acquire any right, title or interest in the unsupported forked or airdropped Virtual Asset and/or other Digital Asset; and
- We may be unable to give effect to any Instructions given in respect of those Virtual Assets or other Digital Assets and Bitstamp will have no liability to you in respect of the unsupported forked or airdropped Virtual Assets or other Digital Assets.

In the event that we subsequently decide to support the forked or airdropped Virtual Assets or other Digital Assets, Bitstamp will then give effect to your Instructions to the extent possible or practicable.

By agreeing to the present Terms of Use, you acknowledge the risks presented by forks and airdrops and you accept that we have no responsibility to assist you to move or sell Virtual Assets or other Digital Assets of an unsupported branch of a forked or airdropped protocol.

Acceptable Use of Our Services

Wash Trading

We do not allow you to cross trade, either alone or in collusion with others or to place an order, which would result in a self-execution—i.e., where the same trader or group of traders would act as both the maker and taker for the trade.

If two orders of opposing sides would result in a crossed trade, both orders are subject to specific measures, ranging from scrutiny, cancellation, suspension or prohibition to trade on the Site. If two orders of the same quantity would result in self-execution, both orders are subject to specific measures, ranging from scrutiny, cancellation, suspension or prohibition to trade on the Site.

You are prohibited from engaging or attempting to engage in market manipulation. This prohibition applies to any kind of activity that results in or has the purpose of:

- Artificially controlling or manipulating the price or trading volume of any of the virtual currencies listed on the Site; and
- Manipulating of a benchmark, including, but not limited to, the transmission of false or misleading inputs, or any other action that manipulates the calculation of a benchmark.

Market manipulation will trigger specific measures, ranging from scrutiny, cancellation of orders, suspension or prohibition to trade on the Site and disclosure to third parties including full disclosure to competent authorities.

We reserve the right to suspend, delay or cancel an Instruction or series of Instructions issued by a Member or colluding Members which if executed would result in a price swing of 5% or more of the value of a cryptocurrency available on the Site.

You will not take, directly or indirectly, any action designed, or that might reasonably be expected, to cause or result in destabilization or manipulation of the price of Virtual Assets or Digital Assets, which are available on the Site.

Minimum Trade Size

The minimum trade size is defined by the Bitstamp Fee Schedule.

Prohibited Activities

You agree not to use the Services to perform criminal activity of any sort, including but not limited to, money laundering, illegal gambling operations, terrorist financing, malicious hacking or any criminal or illegal activity.

You will refrain from using your Account, the Site and Services for any other use than your personal use, unless you are a legal entity that has opened a corporate account with us.

Limited Right of Use

Unless otherwise specified, all materials on this Site, including, but not limited, to text, graphics, logos, icons and images (“Materials”), are the property of Bitstamp and are protected by copyright, trademark and other applicable laws. You may view, print and/or download a copy of the Materials from this Site on any single computer solely

The trademarks, service marks and logos of Bitstamp and others used on this Site ("Trademarks") are the property of Bitstamp and their respective owners. The software, text, images, graphics, data, prices, trades, charts, graphs, video and audio used on this Site belong to Bitstamp. The Trademarks and Material should not be copied, reproduced, modified, republished, uploaded, posted, transmitted, scraped, collected or distributed in any form or by any means, whether manual or automated. The use of any such Materials on any other website or networked computer environment for any other purpose is strictly prohibited; any such unauthorised use may violate copyright, trademark and other applicable laws and could result in criminal or civil penalties.

Transaction Recovery

You are fully responsible for any mistakes, errors or defects which may arise in the course of any transaction that leads to partial or complete loss of your Digital Assets and/or Virtual Assets, and Bitstamp shall not be liable for any damages resulting from any such actions. Bitstamp shall in no case be liable for any loss, including, but not limited to, transfers between addresses, transactions, deposits or withdrawals resulting from your improper actions or activities, or erroneous transactions, deposits or withdrawals resulting in your Digital Assets and/or Virtual Assets being lost. Bitstamp shall not compensate you for any losses resulting from such actions or activities.

Bitstamp may provide, in certain circumstances, an investigation and possible recovery of the lost Digital Assets and/or Virtual Assets as a payable service. Therefore, Bitstamp may, upon the request of a Member, utilize its efforts to attempt to return misdirected Digital Assets and/or Virtual Assets to the Member. Requests for transaction recovery shall be sent to support@bitstamp.net. After receiving the transaction recovery request, Bitstamp will make a preliminary assessment for each transaction and reserves the right to refuse the recovery of a particular transaction.

Bitstamp will charge an investigation fee for any such investigation. The fee shall amount to 10% of the value of lost Digital Assets and/or Virtual Assets, but in no case less than 100.00 USD/EUR. The fee will be charged and shall be paid by the Member in Digital Assets or Virtual Assets which are subject to the transaction recovery. Bitstamp may investigate transactions that occurred not more than thirty (30) days prior to the date of the request for the recovery of Digital Assets and/or Virtual Assets. Bitstamp will not attempt to recover transactions with the value below 100.00 USD/EUR. Due to the specifics and case-by-case nature, Bitstamp does not, in any way, guarantee success and shall not be liable if the investigation is ineffective or unsuccessful, nor

Other Services

Bitstamp Earn

Bitstamp Earn is a part of the Bitstamp platform that enables you to earn cryptocurrency rewards in exchange for holding or lending assets for a certain amount of time. These rewards can be earned in many different ways including but not limited to staking, inflation, governance and lending as Bitstamp:

i. participates in different blockchain protocols that allow participants to earn additional cryptocurrency by contributing to the network; and

ii. cooperates with providers of crypto lending services,

and passes on the particular participating protocol's rewards and/or lending rewards to eligible Bitstamp clients who have requested participation in those features (or have not opted out for some protocols where their participation is automatic).

Bitstamp Earn Services are provided under Bitstamp Earn Terms, which form an integral part of these Terms of Use. By agreeing to these Terms of Use, you agree to accept and comply with the Bitstamp Earn Terms available here.

Keep you informed about digital assets

We want you to be informed about latest development and news related to digital assets industry and cryptocurrencies in general. Therefore, we may from time to time provide you with the digital assets related industry news, insight, research and/or reports in written, audio or video format. Such communication can be provided to you within the platform or by sending emails or push notifications. You can always unsubscribe from this service by clicking an unsubscribe link at the bottom of communication we sent you.

Collection and Use of Your Data

Privacy is very important to us. Full details of our Privacy Policy can be found at Privacy Policy. We recommend that you read the Privacy Policy carefully, so that you know the data that we collect, how we use the data and who we share your data with.

Confidentiality

be kept confidential and shall not be shared with anyone except yours relevant employees, attorneys, accountants, business advisors, group companies (if any), but all on strict need-to-know basis and then subject to the condition that they agree to keep all materials and documents exchanged confidential at all times.

Miscellaneous

Financial Regulation

The Services we provide are currently not regulated by the BVI Financial Services Commission Authority ("FSC"). As such, your Account is not protected by the FSC, and you will have no recourse to the FSC in the event of a complaint relating to Services.

API Keys and Bitstamp Connect

You may generate API keys that provide you access to Bitstamp Services through third party applications. This means that you can view and see your personal data and transactions and perform trades through such third-party applications. The scope of access you permit by such API key is defined by you when you create API Key (https://www.bitstamp.net/settings/access-control/api/).

In addition, Bitstamp provides possibility to third parties (integrators) to connect their applications through API Keys ("**Bitstamp Connect**"). In the event you are the user of both Bitstamp and integrator, you may connect your accounts and set the permission level you wish for the purposes of such integration. When we receive a request from the integrator to connect your account using Bitstamp Connect, we will also require your consent on Bitstamp platform before the connection will be established. In the event you didn't request the integration, report it immediately to Bitstamp.

By using API Keys or Bitstamp Connect you acknowledge, Bitstamp is not responsible for any activity that occurs under any of API key generated by you or by using Bitstamp Connect functionalities, including but not limited to unauthorized access to or use of your account, data breaches and/or loss of funds and Bitstamp will not be liable for any losses or damages (direct or indirect, accidental, special or consequential damages) resulting from use or instructions submitted through API Keys or Bitstamp Connect. It is your sole responsibility for any losses caused as a result of, or in connection with, but not limited to, any trading activity initiated through API keys or Bitstamp Connect.

Bitstamp Connect integration, without prior notice, if Bitstamp has a reason to believe compromised security.

External Websites

We make no representations whatsoever about any External Websites you may access through the Site including the websites of any third-party custodian service providers. Occasionally, the Bitstamp website may provide references or links to External Websites. We do not control these External Websites or third-party sites or any of the content contained therein. You agree that we are in no way responsible or liable for the External Websites referenced or linked from the Bitstamp website, including, but not limited to, website content, policies, failures, promotions, products, opinions, advice, statements, prices, activities, advertisements, services or actions and/or any damages, losses, failures or problems caused by, related to or arising from those sites. You shall bear all risks associated with the use of such content.

External Websites have separate and independent terms of use and related policies. We request that you review the policies, rules, terms and regulations of each site that you visit. It is up to you to take precautions to ensure that whatever you select for your use is free of items such as viruses, worms, Trojan horses and other items of a destructive nature.

Means of Communication

Unencrypted email messages sent over the Internet are not secure, and Bitstamp is not responsible for any damages incurred by the result of sending email messages in this way. We suggest sending email in encrypted formats; you are welcome to send PGP encrypted emails to us. The instructions and keys to do so are available upon request.

If you send unencrypted or unsecured email or other types of communications to us, we may respond using the same channels, and you hereby accept the risks associated therewith.

Limitation of Liability

To the extent permitted by law, Bitstamp will not be held liable for any damages, loss of profit, loss of revenue, loss of business, loss of opportunity, loss of data, indirect or consequential loss unless the loss suffered arose from gross negligence, wilful deceit or fraud. Nothing in these terms excludes or limits the liability of either party for fraud,

the Site, the Site may not always be entirely accurate, complete or current and may include errors. Bitstamp may change or update the Site at any time without notice, and you should accordingly verify with independent sources all information before relying on it to take decisions or actions. You remain entirely responsible for your decisions and actions. Subject to the above, you also agree and acknowledge that Bitstamp has no liability or responsibility in respect of the custody of any Virtual Assets and/or Digital Assets. We are only liable for the reasonable selection of sub-custodians under these Terms of Use.

Subject to the foregoing, Bitstamp's aggregate liability for claims based on events arising out of or in connection with any single Member's use of the Site and/or Services, whether in contract, tort or otherwise, shall in no circumstances exceed the fees paid by you to Bitstamp during the 12 months immediately preceding the date of any claim giving rise to such liability.

Indemnity

To the full extent permitted by applicable law, you hereby agree to indemnify Bitstamp and its partners against any action, liability, cost, claim, loss, damage, proceeding or expense suffered or incurred if directly or not directly arising from your use of the Site or the Services or from your violation of these Terms of Use.

Taxes

It is your responsibility to determine whether, and to what extent, any taxes apply to any transactions you conduct through the Services, and to withhold, collect, report and remit the correct amounts of taxes to the appropriate tax authorities. Your transaction history is available through your Account.

As Client of Bitstamp, you duly undertake to be solely responsible for declaration of any inflow and outflow of fiat or crypto assets for the purpose of your domestic tax returns and any related declarations.

You assume full responsibility to determine whether, and to what extent, any taxes apply to any transactions you conduct through the Bitstamp services, to withhold, collect, report and remit the correct amounts of taxes to the appropriate tax authorities and release Bitstamp from any liability in the event of non-compliance with these provisions. Bitstamp waives any responsibility arising from its client's failure to meet its responsibilities hereunder.

Force Majeure

law or change in sanctions policy, we shall not be liable for the Services provided under this agreement during the time period coincident with the event.

Transfer

Bitstamp may transfer its rights and obligations under the Terms of Use to other entities. This includes, but is not limited to, Bitstamp Limited, Bitstamp UK Ltd, Bitstamp Europe S.A., Bitstamp USA, Inc., Bitstamp Asia Pte. Ltd., or any other firm or business entity that directly or indirectly acquires all or part of the assets or business of Bitstamp Ltd. Any transfer of the rights and obligations of Bitstamp Global Ltd will be binding upon you. If you do not consent to any transfer, you may terminate this agreement and close your Account.

Governing Law and Jurisdiction

The Terms of Use shall be governed and construed in accordance with the law of England and Wales. The parties hereto agree to irrevocably submit to the exclusive jurisdiction of the courts of England and Wales.

Definitions

Account. The contractual arrangement wherein an individual has accepted the Bitstamp Terms of Use, Fee Schedule and Privacy Policy, and received approval to use the Services, including the purchase and sale of Virtual Assets and other Digital Assets, and to perform associated Transactions.

Banking Provider. Third party credit institution, bank, electronic money institution, payment institution or other payment services provider with whom your fiat currency is held in our name on your behalf, as further described in these Terms.

Buyer(s). Member(s) that submit an offer to buy Virtual Assets or other Digital Assets through the Services.

Digital Asset(s). Digitalised right to use in a binary format.

External Website(s). Websites not owned or operated by Bitstamp.

Fee(s). Refers to the fee which is payable to Bitstamp as further defined in the Fee Schedule.

Instructions. Means:

accept such instructions from you other than via the Site;
- Acts Bitstamp may take as set out in these Terms of Use or in any other form of documentation establishing the legal relationship between you and Bitstamp, including instructions within the remit of our agency authority; and
- Instructions mandated by law, regulatory authority or enforcement agencies.

Member(s). Refers to Buyers and Sellers as well as any registered holders of an Account.

Personal Data. Information that identifies an individual, such as name, address, email address, trading information and banking details. "Personal Data" does not include anonymised and/or aggregated data that does not identify a specific user.

Price. The "price per coin" for which Members are willing to buy or sell Virtual Assets or other Digital Assets. The Price may be expressed in any of the currencies deposited by Members in their Account and supported by the Services. See our Site for a full list of currencies.

Seller(s). Member(s) that submit an offer to sell Virtual Assets or other Digital Assets through the Services.

Service(s). The technological platform, functional rules and market managed by Bitstamp to permit Sellers and Buyers to purchase and sell Virtual Assets.

Site. Bitstamp exchange platform as made available on websites www.bitstamp.net and www.bitstamp.com.

Transaction. Includes the following:

- The agreement between the Buyer and the Seller to exchange currencies, Virtual Assets or other Digital Assets through the Services for currencies at a commonly agreed rate ("Purchase Transaction");
- The exchange of fiat currencies and Virtual Assets between Members ("Conversion Transaction");
- The exchange of Virtual Assets between Members ("Transfer Transaction");
- The exchange of fiat currencies among Members ("Currency Transfer Transaction"); and
- The purchase of ancillary products ("Purchase Transaction").

Bitstamp may not offer all these transaction types at this time or at all locations.

Transaction Price. The total price paid by the Buyer for each Transaction performed through the Services.

as cryptocurrencies are a form of Virtual Asset designed to work as a medium of exchange that uses strong cryptography to secure financial transactions, control the creation of additional units and verify the transfer of assets. Virtual Assets use decentralised control as opposed to centralised digital currencies and central banking systems.

Contact Us

If you have any questions relating to these Terms of Use, your rights and obligations arising from these Terms and/or your use of the Site and the Services, your Account or any other matter, please contact support@bitstamp.net.

Trust Appendix

Currency Trust

We hereby declare a trust (each a "**Currency Trust**" and collectively, the "**Trusts**") over all our rights and interest in and to the Currency balances we hold for you at Banking Providers and our related rights against the Banking Providers, as follows:

- the trust property of each Currency Trust shall consist of all of our rights and interest with respect to a particular fiat Currency that we hold on behalf of Members in our accounts at Banking Providers. By way of example, if USD Currency belonging to our Members is held in accounts at two different Banking Providers, our rights and interest with respect to the total amount of USD Currency held at the two Banking Providers shall constitute one single pool of trust property for the relevant USD Currency Trust. If GBP Currency belonging to our Members is held at three Banking Providers, our rights and interest with respect to the GBP Currency held at those three Banking Providers shall constitute one single pool of trust property for the relevant GBP Currency Trust.
- you will have an absolute beneficial entitlement to our rights against the Banking Providers with respect to your pro rata share of Currency in each applicable Currency Trust which corresponds to the amount of that Currency that we hold for you at the Banking Providers. By way of example, if we hold a total of GBP 1000 in the GBP Currency Trust, with GBP 100 held for you and GBP 900 for other Members, you shall be entitled to a pro rata share of our rights to one tenth of the property in the GBP Currency Trust which means that you are entitled to GBP 100.
- we shall hold our rights with respect to the Currency Accounts at the Banking Providers in which you have deposited funds as trustee for you and other Members

- all of the trust property in each Currency Trust constitutes a single pool of trust assets. This means that, for example, if we hold GBP at Banking Providers A, B and C and Banking Provider A defaults or becomes insolvent and all of the Currency held with Banking Provider A is lost, all of the Members who participate in the GBP Currency Trust will have a pro rata share in the rights with respect to the reduced pool of trust property held at Banking Providers B and C.

By way of example, assume that the GBP Currency Trust contains a total of GBP 1000 of which GBP 100 has been deposited by you. If one of the Banking Providers with whom accounts are held for the GBP Currency Trust becomes insolvent, resulting in a loss of GBP 100 from the accounts relating to the GBP Currency Trust, the total amount of GBP remaining in the GBP Currency Trust is GBP 900. Your entitlement of one tenth of the remaining trust property will be equal to GBP 90. In respect of the GBP 10 that has been lost, you may - depending on the overall circumstances, including your personal circumstances and the specific Banking Provider - be able to claim under a deposit guarantee scheme or compensation scheme for the GBP 10 that has been lost.

By entering into the Terms, you hereby agree and acknowledge as follows:

- our internal ledgers, books and records which identify, at any time:

(i) your entitlement to participate in the relevant Currency Trust,

(ii) the amount of funds held with respect to the relevant Currency Trust at each applicable Banking Provider, and

(iii) the amount of funds held at each Banking Provider that are deemed to be held for your benefit, based on your entitlement,

shall constitute a definitive record and shall be deemed to be accurate, complete and binding on you and us, except in the case of manifest error.

- the trust property of each different Currency Trust, to the fullest extent permitted by applicable laws, shall be treated as separate and distinct and shall not be pooled with the property of other Trusts, whether held at the same Banking Provider or otherwise. You acknowledge however that applicable law or determinations of courts or regulators may provide that such property of different Trusts may be pooled, notwithstanding your and our intention that this is not to be the case.
- the purpose of the Trusts is to facilitate the effective receipt, holding and dealing in Currency for the purposes of facilitating trading activity in Virtual Assets and Digital Assets under these Terms. You agree that you have no right to participate in any interest, other income, profits or other return arising from the holding or dealings in the Currency, in the Currency accounts held at the Bank Providers. You shall remain

agreed under the Terms, we shall have no discretion in relation to dealing with the Currency, beyond selection of Banking Providers and determining the amounts of Currency to be deposited by you with specific Banking Providers.

You do not have the right to request or require that your Currency is held with any specific Banking Provider, as this would be inconsistent with the terms of the Trusts which treat each Currency Trust as a single pool.

Virtual Assets and Digital Assets Trust

We also hereby declare a trust (the "**Virtual Assets and Digital Assets Trust**") over the following rights and interests that we hold or may hold on your behalf:

- all of our rights and interests that relate to your Virtual Assets or Digital Assets that we hold against or in respect of any sub-custodian(s);
- to the extent that we hold any legal, beneficial or other interest or rights in respect of your Virtual Assets or Digital Assets, those rights or interests;

save where otherwise agreed under the Terms.

By entering into the Terms, you acknowledge and agree that, depending on the nature and/or amount of the specific Virtual Assets or Digital Assets, and the manner in which such Virtual Assets or Digital Assets are held:

- the rights or interests that you, or any sub-custodian(s), or we hold may consist of rights to or interests in a proportional share in a pool of fungible intangible property consisting of Virtual Assets or Digital Assets of the same type or description, rather than rights to or interests in specific underlying, individually identifiable Virtual Assets or Digital Assets;
- you may have no rights to or interests in underlying Digital Assets or Virtual Assets, but your rights or interests may be limited to rights against us or rights against a sub-custodian(s) that we hold on your behalf, and that such rights may be contractual rather than proprietary in nature.

By entering into the Terms, you also acknowledge and agree that

- our internal ledgers, books and records which identify, at any time:

(i) your entitlement to a particular type or description of the Virtual Assets or Digital Assets, including the amount of such entitlement;

(ii) the total amounts of Virtual Assets or Digital Assets held with each applicable sub-custodian or otherwise held by us on behalf of Members generally; and

shall constitute a definitive record and shall be deemed to be accurate, complete and binding on you and us, except in the case of manifest error.

- the purpose of the Virtual Assets and Digital Assets Trust is to facilitate the effective receipt, holding and dealing in Virtual Assets and Digital Assets under these Terms. Save where otherwise agreed under the Terms, we shall have no discretion in relation to dealing with the Virtual Assets or Digital Assets.

A list of sub-custodians may change from time to time as we select different sub-custodians. You do not have the right to request or require that your Digital Assets or Virtual Assets are held with any specific sub-custodian.

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Bitstamp Ltd
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London, EC4A 3TW
United Kingdom

Contact

Customer support
info@bitstamp.net
press@bitstamp.net
support@bitstamp.net
complaints@bitstamp.net
+44 20 3868 9628
+1 800 712 5702
+352 20 88 10 96

Customer support will be provided:
Mon – Sat: 6am CET to 10pm CET

Bitstamp USA, Inc. is licensed to engage in Virtual Currency Business Activity by the New York State Department of Financial Services. Licensed as a Money Transmitter by the New York State Department of Financial Services.

All rights reserved © 2024 Bitstamp. NMLS #1905429